Exhibit 99.2

OraSure Technologies, Inc.

2015 Second Quarter

Analyst/Investor Conference Call

August 5, 2015

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Rena. Good afternoon everyone and welcome to our call.

We delivered strong performance in the second quarter.

•	Consolidated net revenues reached a record high and exceeded $30.0 million for the first time in our history. As a result, we exceeded our guidance on both the top and bottom lines.

•	A primary driver for this performance was our molecular collections systems business, which also delivered a record level of revenues. This segment increased 65% over the prior year period.

•	Domestic sales of our OraQuick® rapid HCV test increased 39% over the second quarter of 2014. This also represents 41% sequential growth from Q1 of this year. Together with the $3.4 million in exclusivity payments recognized under our HCV co-promotion agreement with AbbVie, total HCV-related revenues were $5.7 million for the second quarter.

•	The revenue growth, combined with favorable margins, generated a $2.0 million net profit for the second quarter.

Ron will provide more detail on our second quarter performance and following his financial overview, I will provide additional commentary on specific segments of our business, including recent developments involving our rapid Ebola test.

So with that, let me turn the call over to Ron.

Second Quarter 2015 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our second quarter 2015 consolidated net revenues increased 15% to $30.4 million, compared to $26.4 million reported in 2014. Our consolidated net product revenues of $26.3 million increased 3%, largely as a result of higher sales of our molecular collection systems, OraQuick® HCV and Intercept® products.

Other revenues were $4.1 million in the current quarter, of which $3.4 million represents the recognition of exclusivity payments under the AbbVie agreement. In addition, $714,000 represents revenue associated with Ebola-related funding we are receiving from the Biomedical Advanced Research and Development Authority, or BARDA. Other revenues in the second quarter of 2014 included $775,000 of AbbVie exclusivity payments.

Our overall infectious disease testing revenues decreased 7% in the second quarter of 2015, compared to the second quarter of 2014.

Total HCV-related revenues, including the recognition of AbbVie exclusivity payments, increased 92% to $5.7 million in the second quarter of 2015 compared to $3.0 million in the second quarter of 2014. HCV product revenues increased 7% to $2.3 million in Q2 from $2.2 million in the prior year. Sales of our OraQuick® HCV professional product in the domestic market increased 39% in the second quarter of 2015 to $1.7 million from $1.2 million in the prior year. This increase is largely due to the addition of new HCV customers and higher sales to current customers who have expanded their HCV testing programs. International sales of our HCV test in the second quarter of 2015 decreased 34% to $646,000 from $974,000 in the same period last year, primarily due to lower purchases by a multi-national humanitarian organization. Purchases by this organization can be variable, are influenced by its worldwide field activities and are thus difficult to predict.

Domestic sales of our professional HIV product decreased 15% to $6.6 million in the second quarter of 2015, compared to $7.7 million in the second quarter of 2014. This decrease was the result of customers moving some of their testing to 4th generation automated HIV immunoassays, price competition, and the timing of orders. We expect continued pressure on our professional HIV business for the foreseeable future.

International sales of our professional HIV product decreased 30% to $596,000 in Q2 compared to $848,000 in the same period of last year. This change is a result of the inclusion of bulk purchases associated with a significant African testing program in the second quarter of 2014, which did not repeat in Q2 but which are expected to occur again in a future period.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line in the genomics market, increased 65% to $8.1 million in the second quarter of 2015 compared to $4.9 million in the second quarter of 2014. Commercial sales increased 82%, approximately half of which came from existing U.S. based customers and the other half from new customers acquired in 2015. Sales to academic customers increased 44%, largely due to variability in ordering patterns. Because of this variability, we expect sales to the academic market to be down sequentially in Q3.

Substance abuse testing revenues increased 14% to $2.5 million in the second quarter of 2015 compared to $2.2 million in 2014. This increase is largely due to higher sales of our Intercept® device as a result of the recovery of customers previously lost to competition, improved domestic employment conditions and an increase in oral fluid testing due to certain customers recognizing the advantage of its ability to detect recent drug use.

Second quarter 2015 cryosurgical revenues decreased 40% to $3.0 million from $4.9 million in the second quarter of 2014. Domestic sales of our professional product decreased 31% to $1.0 million in Q2 from $1.5 million last year as a result of distributor consolidation and competition from new private label brands. Sales of our OTC products in the international markets decreased 47% to $1.7 million in the second quarter of 2015 compared to $3.2 million in the second quarter of 2014 due to lower sales to both our European and Latin American distributors. The decline in sales to Europe was due to customer ordering patterns. The lower Latin American sales are due to challenges faced in the local market, including declining economic conditions in Argentina and a restructuring of our distributor’s business in Mexico.

Gross Margin – Ron Spair

Gross margin for the second quarter of 2015 was 68% compared to 61% reported for the second quarter of 2014. The current quarter margin benefited primarily from the $4.1 million of other revenues associated with the AbbVie co-promotion agreement and the BARDA contract. These other revenues contributed 500 basis points to gross margin in the current quarter of 2015. Margin for the current quarter also benefited from a reduction in royalty expense and a more favorable product mix, partially offset by higher scrap and spoilage costs.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the second quarter of 2015 were $18.0 million. If you exclude the $5.5 million settlement payment from Roche Diagnostics under the terms of the termination of our oral fluid collaboration agreement, which was recorded as an expense offset in 2014, our operating expense performance would have improved by about $1.0 million from the year ago period. During the current quarter, lower promotional expenses associated with our OraQuick® In-Home HIV test were partially offset by higher spending on R&D projects by DNA Genotek, and increased sales and marketing costs associated with our HCV co-promotion agreement with AbbVie.

Net Income – Ron Spair

From a bottom line perspective, we reported net income of $2.0 million, or $0.03 per share on a fully diluted basis, for the second quarter of 2015, compared to $2.5 million, or $0.04 per share, for the same period of 2014.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, we continue to maintain a solid cash and liquidity position. Our cash and short-term investment balance at June 30, 2015 was $91.4 million compared to $97.9 million at December 31, 2014. Cash generated by operating activities in the second quarter of 2015 was $3.2 million compared to $2.7 million used in the second quarter of 2014. You should know that an additional $15.0 million payment was received in mid-July under our HCV co-promotion agreement with AbbVie, bringing our current cash holdings to over $109.0 million.

Third Quarter 2015 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the third quarter of 2015, we are projecting consolidated net revenues of approximately $29.5 to $30.0 million. We are also projecting a consolidated bottom line performance of approximately breakeven to a net loss of $(0.01) per share for Q3 primarily due to significantly higher costs expected under our HCV co-promotion agreement coupled with the lower consolidated revenues.

And, with that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

Molecular Collection Systems – Doug Michels

As previously indicated, DNA Genotek had another record quarter, with revenues 65% higher than the year ago period. In fact, the $8.1 million in revenues reported by DNA Genotek exceeded its previous record revenue level by almost 20%. This performance was above expectation and was driven by very strong sales in the commercial market and continued strength in the academic market.

Revenue from commercial customers comprised 66% of DNA Genotek’s second quarter total, while academic revenues represented the remaining 34%. A big contributor on the commercial side was 23andMe, which delivered almost $1.5 million of revenue for the quarter compared to no revenue in the comparable 2014 period. Even without the 23 and Me contribution, our molecular collection systems segment grew approximately 40%. This is strong evidence of the benefits of customer diversification, which has been a priority for this part of our business.

As I noted during our last earnings call, one promising new area of focus is the breast cancer screening market. During the second quarter, we experienced almost 800% growth in that market, compared to the year ago quarter, primarily because of the addition of one of the largest breast cancer screening providers in the market. Our pharmacogenomics revenue also showed good growth with an almost 80% improvement compared to the second quarter of 2014.

The increase in DNA Genotek’s product sales has led to further expansion of DNA Genotek’s manufacturing capacity. As you may recall, a new automated manufacturing line was installed at DNA Genotek’s contractor in the summer of 2014. In order to continue to meet product demand, we are now in the early stages of purchasing additional automated manufacturing equipment, which is expected to become operational early next year. This additional equipment should double our production capacity.

In addition to diversifying its commercial customer base for oral DNA sample collection devices, DNA Genotek is continuing to develop new product offerings, particularly in the areas of microbiome and infectious disease testing. After launching a fecal sample collection device for microbiome in mid-2014, DNA Genotek has acquired a number of new academic and commercial customers for this device. For example, since April 2015, the Company has won two contracts with early stage companies that are looking to develop microbiome tests. Some of the world’s leading microbiome academic institutions are also purchasing our gut microbiome product. In addition, we recently received authorization to affix a CE mark to our collection device, which will help us access the European clinical market. We believe the microbiome market represents an attractive and substantial opportunity for future growth.

With respect to infectious disease testing, DNA Genotek has continued to develop its proprietary reagent technology for the liquefaction and decontamination of sputum samples for tuberculosis (“TB”). With the rise of antibiotic resistant TB, we have an opportunity to deliver innovative solutions to improve management of this very large scale, global disease. One primary challenge related to TB is how to transport sputum samples in a stable and cost effective manner to a testing laboratory. Our technology can be added at the point of collection and allow samples to be transported without any refrigeration for at least 5 days. Our technology is also designed to be completely operable with all of the methodologies currently used by laboratories that test for TB. Because of these benefits, we are in discussions with some of the leading TB diagnostic companies and our technology is now in the hands of TB testing laboratories in well over 40 countries around the world. In developing our market opportunity, one of our priorities has been to establish relationships with key funding agencies and NGOs, and the breadth of these relationships expanded in Q2. Although this part of our business is still in its early stages, the initial indications are promising.

OraQuick® HCV – Doug Michels

Turning to our HCV business — we shipped product to over 500 customers during the second quarter and 68% of our revenues came from repeat customers. As Ron explained, our domestic business had a particularly solid performance with 41% sequential and 39% year-on-year growth, driven primarily by new customers and expansion of existing programs. We have seen public health jurisdictions expand existing programs and new programs are getting started. We expect this growth to continue into the next quarter and beyond, as previously communicated.

During the second quarter, we also continued to focus on the major marketing initiatives under our co-promotion agreement with AbbVie.

•	In July, AbbVie’s detailing of our HCV test to physicians began increasing to prior levels. At the same time, we began refresher training for both the AbbVie and OraSure field sales teams and we included enhanced OraQuick messaging and certain process improvements intended to enhance our customers’ experience. Our goal is to streamline the customer experience with more flexible options for training and implementation of testing programs and the patient support program.

•	In the retail pharmacy space, the pilot testing programs we previously mentioned have continued to progress. OraSure and AbbVie will seek out additional retail pharmacy initiatives as opportunities arise.

•	We have also continued working with AbbVie to identify new employer groups to target for HCV testing. These will likely be employers that have higher prevalence employee populations. We hope to begin moving forward to execute against some of these opportunities in the relatively near future.

As we have indicated in prior calls, the various co-promotion initiatives we are launching with AbbVie have taken somewhat longer to implement and have been refocused due to market challenges. As a result, we now believe it is unlikely that we will be able to earn a performance fee this year.

We will continue to update you on developments related to our co-promotion efforts in future calls.

Rapid Ebola Test – Doug Michels

A final area I will address is our ongoing efforts to commercialize a rapid Ebola test on our OraQuick® platform.

Over the past several months we have been working to obtain regulatory approval for this product. As we announced on Monday, the FDA has now issued an Emergency Use Authorization for the test. This authorization allows the temporary use of our OraQuick® Ebola test in actual or potential emergency circumstances. I would like to take this opportunity to recognize the hard work of our team and express our appreciation to several agencies that have helped with the clinical development and approval of this product, including the CDC, FDA and NIH, as well as the U.S. Navy Medical Research Center and the Viral Hemorrhagic Fever Consortium. These latter two agencies are supplying critical reagents used in our product.

As you may recall, we also recently received an award of up to $10.4 million in funding for this product from BARDA. The initial commitment is for $1.8 million with the remaining $8.6 million dependent upon BARDA’s election of certain options under the contract. These funds will be used primarily to pay for the scale-up of manufacturing and the field and clinical testing required for regulatory approvals. In this regard, we are continuing to work closely with the CDC to complete various field studies in order to generate performance data in support of additional regulatory submissions.

Finally, we are pursuing procurement contracts with various government and non-government organizations. As I have said on prior calls, obtaining substantial and sustainable purchase commitments is a key objective for this product.

Conclusion

So as you heard today, our financial performance for the second quarter has been very strong, with record revenues and solid profitability. Our molecular collection systems business continues to perform very well and our HCV business continues to grow nicely. We are also making good progress towards the commercialization of our OraQuick® Ebola test. We have built a solid foundation for the rest of 2015, and I look forward to updating you on our progress and additional developments during our next call.

With that, I will now open the floor to your questions. Operator, please proceed.

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[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV co-promotion agreement with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this call, and we undertake no duty to update these statements.